Exhibit 99.1

Encorium Reports 2007 Second Quarter Financial Results

Company to Hold Conference Call at 11:00 AM ET Tomorrow

2007 Second Quarter Business and Financial Highlights

•	Signed $12.5 million in new business contracts during the quarter

•	New business pipeline growing as a result of increased business development efforts and geographic footprint expansion in central and eastern Europe

•	Acquisition strategy in place to continue expansion of the Company’s capabilities to conduct clinical trials on a global basis

•

Net loss reflects increased amortization from the Remedium acquisition and the previously announced loss of a major contract in the first quarter of 2007. However, backlog increased to $41 million at June 30, 2007 versus approximately $27 million as of June 30, 2006

WAYNE, PA, August 13, 2007 — Encorium Group, Inc. (Nasdaq: ENCO), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for the second quarter ended June 30, 2007 (see attached tables). These financial results include a full quarter and six months of combined operations following the November 1, 2006 closing of Encorium’s business combination with Remedium Oy, a privately owned, full-service contract research organization (CRO) based in Espoo, Finland.

Kenneth M. Borow, M.D., President and Chief Executive Officer for Encorium Group, commented, “While we were hopeful that negotiations with our sponsors would have resulted in contract signings earlier this year, we believe that recent trends are positive indicators that our “infinitely local” operational expertise is gaining traction. During the latter part of the second quarter we signed and began services on $12.5 million in new business contracts. This newly signed business is now fully operational in the current third quarter. Importantly, these contracts were across multiple therapeutic areas including cardiovascular disease, diabetes, immunology/vaccines, infectious diseases/antivirals, neurology, oncology, and women’s health. This broad scope of clinical conditions becomes an excellent base for additional new clinical trials business opportunities with multiple clients.”

Dr. Borow continued, “Contract signings at our European business continue to exceed expectations. We believe that this reflects the benefits resulting from our increased geographic reach and our proficiencies and experience at the local country level across Europe. In addition, over the past six weeks we have seen a surge in our potential new business pipeline among all clinical trial phases. At the present time, the Company’s pipeline of potential new business opportunities is in excess of $55 million. We expect to convert a number of these opportunities into new contracts as we move into the end of the third quarter and early portion of the fourth quarter.”

Dr. Borow concluded, “We continue to pursue a variety of potential acquisition possibilities to help accelerate the next phase of our growth. As we have noted in the past, we are specifically focusing on companies that would enhance Encorium’s existing operations either through expansion of our geographic reach (for example South America and India) and/or broadening of our therapeutic area capabilities within targeted sectors (for example oncology and endocrinology/metabolism).”

2007 Second Quarter Financial Results

Net revenue for the second quarter of 2007 increased to $7.3 million from $3.6 million in the comparable prior year period. Net revenues for the Company’s North American operations were $2.8 million while the Company’s European operations reported net revenues of $4.5 million. Higher year-over-year net revenues for the second quarter were due to the acquisition of Remedium which was completed on November 1, 2006.

Direct expenses for the quarter ended June 30, 2007 were $4.9 million versus $2.0 million in the prior year period. These expenses as a percentage of net revenue were 67% in the second quarter of 2007, an increase from 56% in the second quarter of 2006 and from 57% in the first quarter of 2007. The decrease in gross profit margin in the second quarter of 2007 compared to the second quarter of 2006 and sequentially was principally due to lower rates of staff utilization in North America.

Selling, general, and administrative expenses were $2.8 million for the three months ended June 30, 2007 as compared to $912,000 for the three months ended June 30, 2006. This increase was principally due to higher business development and marketing costs in North America and Europe as the Company scaled up its capabilities in these areas in order to win additional new business. As a percentage of net revenues, SG&A expenses increased to 39% in the second quarter of 2007 from 25% in the comparable prior year period, and sequentially from 35% in the first quarter of 2006.

The Company reported a net loss for the second quarter of 2007 of $847,000, or $0.04 per diluted share, based on weighted average diluted shares outstanding of 19.1 million, compared to net income for the second quarter of 2006 of $670,000, or $0.05 per diluted share, based on weighted average diluted shares outstanding of 13.4 million.

The Company’s net loss included depreciation and amortization expenses of $629,000 in the second quarter of 2007, as compared to $86,000 in the prior year period, an increase of $543,000. This increase is, in part, the result of the Company recording $498,000 of non-cash amortization expense directly associated with intangible assets acquired in the combination with Remedium.

2007 Six Month Financial Results

Net revenue for the six months ended June 30, 2007 increased to $16.1 million versus $5.6 million for the same six-month period in 2006. This increase in net revenue is due to the business combination with Remedium.

Direct expenses were $10.0 million, or 62% of net revenue, for the six months ended June 30, 2007 versus $3.7 million, or 66% of net revenue, for the six months ended June 30, 2006. SG&A expenses for the six months ended June 30, 2007 were $5.9 million, or 37% of net revenue, compared to $2.0 million, or 35% of net revenue for the prior six-month period. As a result of the aforementioned factors, the Company reported a net loss for the six months ended June 30, 2007 of $738,000, or $0.04 per share, from a net loss of $108,000, or $0.01 per share, in the comparable six-month period in 2006.

This net loss included depreciation and amortization expenses of $1.2 million for the six months ended June 30, 2007 as compared to $183,000 in the comparable prior year period, an increase of $1.1 million as a result of the combination with Remedium.

Management Outlook

Based on its recent contract signings and current backlog, Encorium is reiterating its previously announced net revenue guidance for the year ending December 31, 2007. Importantly, while this forecast takes new, incremental signed contracts into account, it does not include contributions to revenue that may arise from any business that is currently not under contract to Encorium. Thus, this estimate is based solely on the Company’s current signed backlog of business contracts.

Backlog for the period ended June 30, 2007 was approximately $41 million versus approximately $27 million as of June 30, 2006, an increase of $14 million.

Financial Position

Encorium’s balance sheet at June 30, 2007 reflected cash and cash equivalents of $7.9 million, compared to $5.5 million at December 31, 2006, and shareholders’ equity of $23.8 million, compared to $17.3 million at December 31, 2006. The increase in cash and cash equivalents at June 30, 2007 resulted primarily from the Company’s completion of a private placement with certain institutional investors that raised $5 million in gross proceeds.

Investor Conference Call

Encorium will hold a conference call on August 14, 2007 at 11:00 AM (ET) to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by going directly to: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26948&c=ENCO&mediakey=2A80E668856356BCCFE3370D2AB90C58&e=0.

Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available for 30 days.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) ability of the combined businesses to operate successfully, generate revenue growth and operating profits. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior (212) 836-9606
Chief Financial Officer		aprior@equityny.com
(610) 975-9533		www.theequitygroup.com
lhoffman@encorium.com
www.encorium.com

ENCORIUM GROUP, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenue	$7,332,431	$3,605,508	$16,143,777	$5,593,546
Reimbursement revenue	1,216,607	575,215	2,478,958	769,703

Total Revenue	8,549,038	4,180,723	18,622,735	6,363,249

Operating Expenses
Direct	4,944,872	2,016,015	9,953,808	3,704,074
Reimbursement out-of-pocket expenses	1,216,607	575,215	2,478,958	769,703
Selling, general and administrative	2,846,655	911,610	5,940,472	1,960,618
Depreciation and amortization	629,056	85,522	1,241,776	182,822

Total Operating Expenses	9,637,190	3,588,362	19,615,014	6,617,217

Income (Loss) from Operations	(1,088,152)	592,361	(992,279)	(253,968)
Interest Income	82,366	79,274	135,214	149,308
Interest Expense	(16,079)	(1,535)	(26,335)	(3,137)

Net Interest Income	66,287	77,739	108,879	146,171

Net Income (Loss) before Income Taxes	(1,021,865)	670,100	(883,400)	(107,797)
Income Tax Benefit	(174,875)	—	(145,143)	—

Net Income (Loss)	$(846,990)	$670,100	$(738,257)	$(107,797)

Net Income (Loss) per Common Share
Basic	$(0.04)	$0.05	$(0.04)	$(0.01)
Diluted	$(0.04)	$0.05	$(0.04)	$(0.01)
Weighted Average Common and Common Equivalent Shares Outstanding
Basic	19,070,611	13,348,401	18,207,771	13,348,401
Diluted	19,070,611	13,442,037	18,207,771	13,348,401

ENCORIUM GROUP, INC

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$7,884,571	$5,533,093
Investigator advances	677,822	1,299,682
Accounts receivable, less allowance of $97,000 for June 30, 2007 and December 31, 2006, respectively	6,493,231	6,583,393
Prepaid expenses and other	869,299	562,940
Prepaid taxes	3,814	2,375
Costs and estimated earnings in excess of related billings on uncompleted contracts	1,896,883	1,430,045

Total Current Assets	17,825,620	15,411,528

Property and Equipment, Net	1,303,360	1,048,219
Intangible Assets
Goodwill	15,376,191	15,372,540
Other intangibles, Net	5,201,205	6,197,584
Other assets	280,443	267,179

Total Assets	$39,986,819	$38,297,050

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,055,426	$1,371,492
Notes payable	170,055	20,768
Accrued expenses	3,182,739	3,111,614
Accrued acquisition costs	2,007,665	5,714,780
Deferred taxes	935,571	623,972
Obligations under capital leases	22,773	29,205
Billings in excess of related costs and estimated earnings on uncompleted contracts	4,302,665	3,673,435
Customer advances	3,306,195	4,774,112

Total Current Liabilities	14,983,089	19,319,378

Long Term Liabilities
Obligations under capital leases	—	7,790
Deferred taxes	632,706	1,093,254
Other liabilities	542,836	574,795

Total Long Term Liabilities	1,175,542	1,675,839

Total Liabilities	16,158,631	20,995,217

Stockholders’ Equity
Common stock, $.001 par value 35,000,000 shares authorized, 20,065,241 and 17,498,575 shares issued and outstanding respectively	20,065	17,499
Additional paid-in capital	30,004,361	23,720,213
Additional paid-in capital warrants	905,699	—
Accumulated deficit	(6,650,784)	(5,912,527)
Accumulated other comprehensive income	247,071	174,872

Less:	24,526,412	18,000,057
Treasury stock, at cost, 230,864 shares	(698,224)	(698,224)

Total Stockholders’ Equity	23,828,188	17,301,833

Total Liabilities and Stockholders’ Equity	$39,986,819	$38,297,050